EXHIBIT 4.2

Date of Grant: February 22, 2006

REMEDENT, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement is made by and between Remedent, Inc., a Nevada corporation (the “Company”) and P. Michael Williams (the “Participant”), as of May 29, 2006 (the “Agreement”).

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.            Grant of Option. The Company hereby grants to the Participant, in the manner and subject to the conditions hereinafter provided, the right, privilege and option to purchase (the “Option”) an aggregate of 150,000 shares (the “Shares”) of the Company’s Common Stock (the “Optioned Shares”).

2.            Term of Option. Subject to the terms, conditions, and restrictions set forth herein, the term of this Option shall be five (5) years from the date of grant (the “Expiration Date”). Any portion of this Option not exercised prior to the Expiration Date shall thereupon become null and void.

3.	Exercise of Option.

3.1. Manner of Exercise. This Option is immediately exercisable by the Participant. This Option may be exercised in 1,000 share increments (unless the remaining Optioned Shares is less than 1,000 shares) from time to time, in whole or in part, by presentation of a written notice of exercise (the “Notice”), substantially in the form attached hereto, to the Company at its principal office, which form must be duly executed by the Participant and accompanied by (a) payment in cash, or by check payable to the Company, or, (b) if authorized by the Board of Directors of the Company or to the extent of any delegation by the Board of Directors to a Committee (the “Board”):

(i) by cancellation of indebtedness of the Company to the Participant;

(ii) by surrender of Shares of the Company that have been owned by the Participant for more than 6 months (and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares) or were obtained by the Participant in the public market;

(iii) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (“NASD Dealer”), in the aggregate amount of the Exercise Price (as defined below);

(iv) through a “margin” commitment from the Participant and an NASD Dealer, in the aggregate amount of the Exercise Price;

(v) by forfeiture of Optioned Shares equal to the value of the Exercise Price pursuant to a so-called “immaculate cashless exercise;” or

(vi) any combination of the above.

Upon receipt and acceptance by the Company of the Notice accompanied by the payment specified, the Participant shall be deemed to be the record owner of the Shares purchased, notwithstanding that the share transfer books of the Company may then be closed or that certificates representing the Shares purchased under this Option may not then be actually delivered to the Participant.

3.2.        Exercise Price. The exercise price (the “Exercise Price”) payable upon exercise of this Option shall be $2.60 per Share.

3.3.       Withholding Taxes. The Participant shall remit to the Company an amount sufficient to satisfy federal, state and local taxes and FICA withholding requirements prior to the delivery of any certificate or certificates for such Shares. The Participant shall pay by cash, or check payable to the Company, the amount of any such withholding with respect to such transactions. Any such payment must be made promptly when the amount of such obligation becomes determinable (the “Tax Date”).

3.4.       Shares for Withholding. To the extent permissible under applicable tax, securities and other laws, the Board may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit the Participant to satisfy his or her obligation to pay any such withholding tax, in whole or in part, with Shares up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income. The Board may exercise its discretion, by (a) directing the Company to apply the Shares to which the Participant is entitled as a result of the exercise of this Option, or (b) delivering to the Company Shares owned by Participant (other than in connection with an option exercise triggering withholding taxes within the last 6 months). The Shares so applied or delivered for the withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding. For the purpose of this Agreement, Fair Market Value means (i) if the Stock is listed or admitted to trade on a national securities exchange, the closing price of the Stock on the Composite Tape, as published in the Western Edition of the Wall Street Journal, of the principal national securities exchange on which the Stock is so listed or admitted to trade, on such date, or, if there is no trading of the Stock on such date, then the closing price of the Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such Stock; (ii) if the Stock is not listed or admitted to trade on a national securities exchange, the closing price for the Stock on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market System or a similar organization if the NASD is no longer reporting such information; (iii) if the stock is not reported on the National Market System, the mean between the closing bid and asked prices for the stock on such date, as furnished by the NASD, and if no bid and asked prices are quoted on such date, the bid and asked prices on the next preceding day on which such prices were quoted; and (iv) if the stock is not reported on the National Market System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value established by the Board for purposes of granting options.

4.	Exercise After Certain Events.

4.1.        Termination of Consultancy/Directorship. If for any reason other than permanent and total disability (as defined below) or death a Participant ceases to be a consultant, employee or director of the Company, or a Subsidiary, Options held at the date of such termination (to the extent then exercisable) may be exercised, in whole or in part, at any time during the period specified in Section 2 (but in no event after the Expiration Date). For purposes of this Agreement, Subsidiary means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.2.        Permanent Disability and Death. If a Participant becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), or dies while acting as a consultant, employee or director of the Company, or a Subsidiary, (or, if the Participant dies within the period that the Option remains exercisable after termination of employment or affiliation), Options then held (to the extent then exercisable) may be exercised by the Participant, the Participant’s personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, in whole or in part, at any time during the term set forth in Section 2 (but in no event after the Expiration Date).

5.            Restrictions on Transfer of Option. Except as otherwise provided below, this Option shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Participant, only the Participant, his or her guardian or legal representative or authorized assignee may exercise the Option. The Participant may designate a beneficiary to exercise his or her Options after the Participant’s death. The Company may provide for transfer of the Option, with or without payment of consideration, to: (i) the following family members of the Participant, including adoptive relationships: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece, nephew, former spouse (whether by gift or pursuant to a domestic relations order); (ii) any person sharing the employee’s household (other than a tenant or employee); (iii) a family controlled partnership, corporation, limited liability company, trust; or foundation in which family members (as described above) control the management of assets. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate.

6.            Adjustment for Changes in Capitalization. The existence of this Option shall not affect the Company’s right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation’s capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares, the dissolution or liquidation of the Company’s or any other corporation’s assets or business or any other corporate act whether similar to the events described above or otherwise. If the outstanding shares of the Company’s Common Stock are increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares, stock dividend or other similar event, an appropriate adjustment of the number and kind of securities with respect to which this Option may be exercised and the exercise price at which this Option may be exercised will be made.

7.            Suspension and Termination. In the event the Board or the Board reasonably believes that the Participant has committed an act of misconduct specified below, the Board may suspend the Participant’s right to exercise any Option pending final determination by the Board or the Board, which final determination shall be made within five (5) business days of such suspension. If the Board determines that a Participant has committed an act of embezzlement, fraud, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Option hereunder. In making such determination, the Board or the Board shall act fairly and in good faith and shall give the Participant an opportunity to appear and present evidence on the Participant s behalf.

Should any provision to this Section 7 be held to be invalid or illegal, such illegality shall not invalidate the whole of this Section 7, but, rather, this Agreement shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.

8.	Dissolution, Liquidation, Merger and Change of Control.

8.1.        The Company Not the Survivor. In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company (as determined in the sole discretion of the Board), the Board, in its absolute discretion, may cancel each outstanding Option upon payment in cash to the Participant of the amount by which any cash and the fair market value of any other property, which the Participant would have received as consideration for the Shares covered by the Option if the Option had been exercised before such liquidation, dissolution, merger, consolidation or sale exceeds the exercise price of the Option or negotiate to have this Option assumed by the surviving corporation.

8.2.        Company is the Survivor. In the event of a merger, consolidation, combination or reorganization in which the Company is the surviving corporation, the Board shall determine the appropriate adjustment of the number and kind of securities with respect to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised.

The Board shall determine, in its sole and absolute discretion, when the Company shall be deemed to survive for purposes of this Agreement.

9.            Reservation of Shares. The Company agrees that prior to the earlier of the expiration of this Option or the exercise and purchase of the total number of Shares represented by this Option, there shall be reserved for issuance and delivery upon exercise of this Option such number of the Company’s authorized and unissued Shares as shall be necessary to satisfy the terms and conditions of this Agreement.

10.          No Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares covered by this Option unless the Participant shall have exercised this Option, and then only with respect to the Shares underlying the portion of the Option exercised. The Participant shall have no right to vote any Shares, or to receive distributions of dividends or any assets or proceeds from the sale of the Company assets upon liquidation until the Participant has effectively exercised this Option and fully paid for such Shares. Subject to Section 6, no adjustment shall be made for dividends or other rights for which the record date is prior to the date title to the Shares has been acquired by the Participant.

11.         Exchange and Buyout of Options. The Board may, at any time or from time to time, authorize the Company, with the consent of the Participant, to issue new Options in exchange for the surrender and cancellation this Option. The Board may at any time buy from a Participant this Option with payment in cash, Shares (including Restricted Shares) or other consideration, based on such terms and conditions as the Board and the Participant may agree.

12.          Securities Law and Other Regulatory Compliance. The Company will file a registration statement on Form S-8 with the Securities and Exchange Commission in order to register the Shares issuable upon exercise of the Option and shall use reasonable efforts to cause such registration statement to be declared effective and to remain effective during any period in which the Option is exercisable. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provisions of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

13.          Participation in Other Option Plans. The grant of this Option shall not prevent the Participant from participating or being granted other options in the same or other plans provided, however, that the Participant meets the eligibility requirements, and such participation or grant does not prevent the other plan from meeting the requirements of the Internal Revenue Code of 1986, as amended.

14.         Tax Effect. The federal tax consequences of Share options are complex and subject to change. Each person should consult with his or her tax advisor before exercising any Option or disposing of any Shares acquired upon the exercise of an Option.

15.	Miscellaneous Provisions.

15.1.      Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Participant:	P. Michael Williams
5281 Belford Estate Road
Pollack Pines, California 95726

To the Company:	Remedent, Inc.
Xavier de Cocklaan 42
Deurle, Belgium, 9831
Attn: President

15.2.    Entire Agreement; Severability. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect.

15.3.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

15.4.    Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.

15.5.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same instrument.

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                IN WITNESS WHEREOF, this Agreement has been executed as of the 29th day of May, 2006, at Deurle, Belgium.

COMPANY:

REMEDENT, INC.

By:	/s/ Robin List

Name: Robin List

Title:	President

REQUEST TO EXERCISE FORM

Dated:______________

The undersigned hereby irrevocably elects to exercise all or part, as specified below, of the Option granted to him or her pursuant to a certain Non-Qualified Stock Option Agreement (“Agreement”) effective _____________________, between the undersigned and Remedent, Inc. (the “Company”) to purchase an aggregate of ________ shares of the Company’s Common Stock (the “Shares”).

The undersigned hereby tenders cash, cash equivalent or a promissory note in a form acceptable by the Company in the amount of $________ per share multiplied by __________, the number of Shares he or she is purchasing at this time, for a total of $_____________, which constitutes full payment of the total Exercise Price thereof.

INSTRUCTIONS FOR REGISTRATION OF SHARES

IN COMPANY’S TRANSFER BOOKS

Name:	____________________________________

(Please typewrite or print in block letters)

Address:	____________________________________

____________________________________

Signature:	____________________________________

Accepted by _________________________

By:	____________________________

____________________________

Name

____________________________

Title